Exhibit 10-8

Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements

Director Compensation

The following table sets forth current rates of cash compensation for non-employee directors.

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	24,000
Committee Chair Annual Retainer(1):
Audit Committee	10,000
Compensation Committee	3,000
Nominating and Governance Committee	3,000
Board Meeting Attendance Fee	1,000
Committee Meeting Attendance Fees(2)	1,000

(1) Effective May 1, 2005.

(2) Prior to March 1, 2005, the committee meeting attendance fee was $700.

In addition to cash compensation, non-employee directors receive an annual award of 1,000 stock appreciation rights (SARS) (2,700 if Proposal 2 contained in Cascade’s Proxy Statement for the 2005 Annual Meeting of Shareholders is approved).  Non-employee directors received an award of 5,000 SARS when the Cascade Corporation Stock Appreciation Rights Plan was approved at the 2004 Annual Meeting of Shareholders.  Each new director that is elected by the shareholders will also receive an award of 5,000 SARS.  SARS are granted at fair market value, become exercisable on an annual basis ratably over four years, and have a term of ten years.

Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Cascade board.

Executive Compensation

Base Salary.   The following table sets forth the base salaries of Cascade’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and their titles as of the date of filing of Cascade’s Form 10-K for the fiscal year ended January 31, 2005 (“fiscal 2005”).  All of Cascade’s executive officers are at-will employees whose compensation and employment status may be changed at any time by the board of directors.   Base salary increases are determined annually by the board of directors and become effective on February 1 of each year.

Fiscal 2005
Executive Officer and Position	Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$430,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	250,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	250,000
Gregory S. Anderson, Senior Vice President-Human Resources	180,000
Michael E. Kern, Vice President-Marketing	145,000
Charlie S. Mitchelson, Vice President and Managing Director, Europe	160,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	160,000
Joseph G. Pointer, Vice President-Finance	180,000
Anthony F. Spinelli, Vice President-OEM Products	165,000

Annual Incentive.   Executive officers are also eligible to receive an incentive each year under an executive incentive plan approved by Cascade’s board of directors.  Incentives approved for the named executive officers for fiscal 2005 are as shown in the following table:

Executive Officer	Fiscal 2005 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$600,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	300,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	300,000
Gregory S. Anderson, Senior Vice President-Human Resources	165,000
Michael E. Kern, Vice President-Marketing	89,750
Charlie S. Mitchelson, Vice President and Managing Director, Europe	18,500
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	124,000
Joseph G. Pointer, Vice President-Finance	160,000
Anthony F. Spinelli, Vice President-OEM Products	140,000

Annual incentive payments to executive officers are structured to encourage the building of shareholder value by maximizing Cascade’s pretax income. For fiscal 2005, executives were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $17 million.  The percentage of IBT each executive was entitled to receive increased if IBT exceeded $22 million, and increased again if IBT exceeded $28 million.  Annual incentive payments were limited to a maximum of 100% to 150% of each executive’s base salary depending on their position. IBT for fiscal 2005 was $45.3 million, resulting in incentive payments to executive officers equal to 100% of the maximum amount participants could have received.  Certain executive officers receive annual incentive payments based upon one or more of the following: sales levels, pre-tax operating income of the business units for which they were responsible and IBT of Cascade as a whole. The board of directors had the discretion to approve annual incentives of up to 30% of base salary if IBT was below $17 million or if sales or pre-tax operating income levels were not met.

Long-term Incentive.   The third component of executive compensation for Cascade’s executive officers is long-term incentive awards.  Long-term incentive awards granted in fiscal 2005 consisted of awards of SARS under the Cascade Corporation Stock Appreciation Rights Plan.  The SARS were granted with an exercise price equal to the fair market value of Cascade's common stock on the date of the grant, have a term of 10 years, and become exercisable ratably over four years.

The number of SARS granted to the named executive officers in fiscal 2005 are as shown in the following table.

Stock Appreciation Rights
Executive Officer	Awarded in Fiscal 2005
Robert C. Warren, Jr., President and Chief Executive Officer	72,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	48,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	48,000
Gregory S. Anderson, Senior Vice President-Human Resources	48,000
Michael E. Kern, Vice President-Marketing	33,000
Charlie S. Mitchelson, Vice President and Managing Director, Europe	33,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	33,000
Joseph G. Pointer, Vice President-Finance	33,000
Anthony F. Spinelli, Vice President-OEM Products	33,000

The number of SARS granted to each executive in fiscal 2005 was determined using grant ranges established by the Compensation Committee of the board of directors with minimum, target, and maximum grants based on Cascade’s fiscal year ended January 31, 2004 (“fiscal 2004”) return on average assets (defined as net income before extraordinary items divided by the average total assets at the beginning and end of each fiscal quarter).  The Compensation Committee set a target rate of return on average assets, with 100% of the target return on average assets equaling the target grant of SARS, 90% of the target return on average assets equaling the minimum grant of SARS and 110% of the target return on average assets equaling the maximum grant of SARS.  Cascade’s fiscal 2004 return on average assets was 108% of the target rate.  Thus the SARS granted in fiscal 2005 approached the maximum permitted under the guidelines set by the Compensation Committee.  In June 2006, the Compensation Committee will recommend long-term incentive awards based on the fiscal 2005 return on average assets.

Benefit Plans and Other Arrangements.   Executive officers are also eligible to participate in Cascade’s broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance programs and a defined contribution or defined benefit pension plan.  The executives also receive certain perquisites including the use of company automobiles and tax reimbursements related thereto.

Messrs. Warren, Cathey, and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.3, 10.2, and 10.1, respectively, to Cascade’s Form 10-K for fiscal 2005.